Exhibit 99.4

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of the 31st day of January, 2014, by and among ULURU Inc., a Nevada corporation (the “Company”), Michael Sacks (“Sacks”) and The Punch Trust (“TPT,” and together with Sacks and any party added to this Agreement pursuant to Section 3.13, the “Investors”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, the Investors and IPMD GmbH, an Austrian limited liability company (“IPMD”) are entering into an Assignment Agreement (the “Assignment Agreement”) pursuant to which IPMD has agreed to assign, and has assigned, the Warrants to purchase 3,000,000 shares of Common Stock (as defined below), the Notice of Exercise (“Warrants” and “Notice of Exercise” each as defined in the Implementation Agreement (defined below)) and all of its right, title and interest therein;

WHEREAS, concurrently with the execution of this Agreement, the Company, the Investors and IPMD are entering into an Implementation Agreement (the “Implementation Agreement”) pursuant to which the Investors have agreed to purchase an aggregate of 3,000,000 shares of Common Stock under the terms of the Warrants and Notice of Exercise; and

WHEREAS, in order to induce the Investors to enter into the Assignment Agreement and purchase the shares of Common Stock, the Investors and the Company are entering into this Agreement to govern the rights of the Investors to cause the Company to register their shares of Common Stock and certain other matters as set forth in this Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

1.            Definitions.  For purposes of this Agreement:

1.1           “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by or is under common control with such Person.

1.2           “Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

1.3           “Damages” means any loss, damage or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such loss, damage or liability (or any action in respect thereof) arises out of or is based upon (a) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (b) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading in light of the circumstances in which they are made; or (c) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law.

1.4           “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.5           “Excluded Registration” means (a) a registration relatingto the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase or similar plan; (b) a registration relating to an SEC Rule 145 transaction; (c) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (d) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.6           “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.7           “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.8           “GAAP” means generally accepted accounting principles in the United States.

1.9           “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.10         “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, life partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of a natural person referred to herein.

1.11         “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.12         “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.13         “Registrable Securities” means (a) any Common Stock of the Company acquired by an Investor upon exercise of the Warrants (as defined in the Purchase Agreement); (b) any Common Stock or other securities of the Company acquired by an Investor after the date hereof; (c) any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company acquired by an Investor after the date hereof; and (d) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (a), (b) or (c) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 3.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.14 of this Agreement.

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1.14         “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.15         “SEC” means the Securities and Exchange Commission.

1.16         “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.17         “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.18         “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.19         “Selling Expenses” means all expenses of any Seller or Holder, including without limitation, underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder.

2.            Registration Rights.  The Company covenants and agrees as follows:

2.1         Demand Registration.

(a)          Form S-1 Demand.  If at any time after the date of this Agreement, the Company receives a request from Holders that, in the aggregate, hold at least 5% of the Company’s then outstanding shares of Common Stock that the Company file a Form S-1 registration statement with respect to at least 20% of the Registrable Securities then outstanding, then the Company shall (i) within ten days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within 60 days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within 10 days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and (d) and Section 2.3.

(b)          Form S-3 Demand.  If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders that, in the aggregate, hold at least 5% of the Company’s then outstanding shares of Common Stock that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $400,000, then the Company shall (i) within ten days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within 45 days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities

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that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within 20 days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and (d) and Section 2.3.

(c)          Company Right to Defer.  Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization or other similar transaction involving the Company; or (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than 90 days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such 90 day period.

(d)          Exceptions to Company Obligation to Register.  The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a): (i) during the period that is 30 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 90 days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Section 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b).  The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b): (i) during the period that is 30 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 90 days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective or (ii) after the Company has effected three registrations pursuant to Section 2.1(b). If the Company has already effected one registration pursuant to Section 2.1(a) or Section 2.1(b) within the twelve month period preceding the date of request, the Company shall not be obligated to effect, or to take any action to effect, any further registration pursuant to Section 2.1(a) or Section 2.1(b) during the balance of such twelve month period. A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawal shall be counted as “effected” for purposes of this Section 2.1(d); provided that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request

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and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration.

(e)          Inclusion of Other Securities.  Any registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 2.3, include other securities of the Company being issued by the Company or which are held by officers or directors of the Company or other parties.

2.2         Company Registration.  If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its securities under the Securities Act (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration.  Upon the request of each Holder given within 20 days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration.  The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3         Underwriting Requirements.

(a)          If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice.  The underwriter(s) shall be selected by the Initiating Holders, subject only to the reasonable approval of the Company.  In such event, the right of any Holder, or any officer or director of the Company or other party, to include securities in such registration shall be conditioned upon such Person’s participation in such underwriting and the inclusion of such Person’s securities in the underwriting to the extent provided herein.  All Holders, and any officers or directors of the Company or other parties, proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting.  Notwithstanding any other provision of this Section 2.3, if the managing underwriter in good faith advise(s) the Initiating Holders in writing that the proposed number of securities to be underwritten would adversely affect the marketing of such securities, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders affected by such change; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

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If the managing underwriter has not limited the number of Registrable Securities or other securities to be underwritten, the Company may include its securities for its own account in such registration if the managing underwriter so agrees and if the number of Registrable Securities and other securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

(b)          In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company.  If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering.  If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable) to the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders affected by such change. Notwithstanding the foregoing, in no event shall the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering.  For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company or corporation, the partners, members, retired partners, retired members, stockholders and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c)          If any Holder, or any officer or director of the Company or other party, disapproves of the terms of such underwriting, such Person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and any Initiating Holders.  The securities so withdrawn shall also be withdrawn from registration.

(d)          For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4         Obligations of the Company.  Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

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(a)          prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 80 days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such 80 day period shall be extended for a period of time equal to the period the Holders refrain, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-1 or Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such 80 day period shall be extended for up to 60 days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b)          prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act and keep such registration statement effective during the period such registration statement is required to remain effective pursuant to Section 2.4(a);

(c)          furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d)          use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a consent to service of process in any such states or jurisdictions (other than in the state of Texas), unless the Company is already, or was as of the date of this Agreement, subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)          in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)          use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)          provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)          promptly make available for inspection by the selling Holders, any managing underwriter participating in any disposition pursuant to such registration statement and any attorney or accountant or other agent retained by any such underwriter or selected by the

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selling Holders all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i)          notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;

(j)          notify each selling Holder, at any time when a prospectus forming a part of such registration statement is being used to effect sales of such Registrable Securities, of the happening of any event as a result of which such prospectus includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and

(k)          after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

2.5           Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6           Expenses of Registration.  All expenses (other than Selling Expenses) incurred in connection with registrations, filings or qualifications pursuant to Section 2, including all registration, filing and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company, shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1(a); provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1(a).  All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the selling Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

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2.7         Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8         Indemnification.  If any Registrable Securities are included in a registration statement under this Section 2:

(a)          To the extent permitted by law, the Company shall indemnify and hold harmless each selling Holder, and the partners, members, officers, directors and stockholders of each such Holder, legal counsel and accountants for each such Holder, any underwriter (as defined in the Securities Act) for each such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act against any Damages, and the Company shall pay to each such Holder, underwriter, controlling Person or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person or other aforementioned Person expressly for use in connection with such registration.

(b)          To the extent permitted by law, each selling Holder, severally and not jointly, shall indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any) who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reasonable reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder shall pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, conditioned or delayed; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

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(c)          Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof.  The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.

(d)          To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties shall contribute to the aggregate Damages or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions or other actions that resulted in such Damage or expense, as well as to reflect any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the gross proceeds from the offering received by such Holder, except in the case of willful misconduct or fraud by such Holder.

(e)          Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)          Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company

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and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

(g)          Successor Indemnification.  If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then, to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors of the Company as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation or elsewhere.

2.9         Reports Under Exchange Act.  With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration statement, the Company shall:

(a)          make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144;

(b)          use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)          furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 applicable to a sale of securities of the Company by such Holder or that it qualifies as a registrant whose securities may be resold pursuant to a registration statement (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration.

2.10       Limitations on Subsequent Registration Rights.  From and after the date of this Agreement until such time as the registration rights of all Holders have expired pursuant to Section 2.11, the Company shall not, without the prior written consent of the Holders so long as they own at least 5% of the Company’s then outstanding shares of Common Stock, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included; provided that this limitation shall not apply to any additional Person who becomes a party to this Agreement in accordance with Section 3.13.

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2.11       Termination of Registration Rights.  The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate upon the date when all of such Holder’s Registrable Securities could be sold without restriction under SEC Rule 144 within any 90-day period.  The obligations of the Company pursuant to Section 2.9 of this Agreement shall expire on the earlier to occur of (a) the date no Holder own any securities of the Company that were once Registrable Securities, and (b) the fifth anniversary of the effective date of this Agreement.

3.            Miscellaneous.

3.1         Successors and Assigns.  The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (a) is an Affiliate of a Holder, (b) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members or a Person controlled by a Holder’s Immediate Family Member(s) or (c) after such transfer, holds at least 650,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder, (2) who is a Holder’s Immediate Family Member or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member or a Person controlled by a Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Agreement. The terms and conditions of this Agreement shall inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties.  Any assignment in violation of this Section 3.1 shall be deemed null and void and of no force or effect.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2         Governing Law, Jurisdiction.  This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of law principles that would result in the application of any law other than the law of the State of New York. In any action among or between any of the parties arising out of or relating to this Agreement, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any New York state or the United States federal court sitting in The City and County of New York, (b) waives any objection to laying venue in any such action or proceeding in such courts, and (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party.

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3.3         Electronic Signature; Counterparts.  This Agreement may be executed and delivered by facsimile or other electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.4           Titles and Subtitles.  The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5           Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified; (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their addresses as set forth on the execution page of this Agreement, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 3.5.  If notice is given to the Company, a copy, which shall not constitute notice, shall also be sent to Parr Brown Gee & Loveless, PC, 185 South State Street, Suite 800, Salt Lake City, UT 84138, Attn: Bryan Allen, email: ballen@parrbrown.com; fax (801) 532-7750 and, if notice is given to Investors, a copy, which shall not constitute notice, shall also be given to Wiggin and Dana LLP, 450 Lexington Avenue. 38th Floor, New York, NY 10017, Attention: Scott L. Kaufman; e-mail: skaufman@wiggin.com; fax: 212-490-0536.

3.6           Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.  Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination or waiver applies to all Investors in the same fashion. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver.  Any amendment, termination or waiver effected in accordance with this Section 3.6 shall be binding on each party hereto and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver.  No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition or provision.

3.7           Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision, each of which shall

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remain in full force and effect and in lieu of such invalid or unenforceable provisions there shall be automatically added as part of this Agreement a valid and enforceable provision as similar in terms to the invalid or unenforceable provision as possible considering the intent of the parties hereto and the bargained for consideration or benefits to be received by each party hereto.

3.8           Aggregation of Stock.  All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

3.9           Specific Performance.  In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each party hereto shall be entitled to specific performance of the agreements and obligations of the other parties hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

3.10         Entire Agreement.  This Agreement and the other Transaction Agreements (as defined in the Assignment Agreement), constitute the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing among the parties is expressly canceled.

3.11         WAIVER OF JURY TRIAL.  IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

3.12         Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or of any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3.13         Additional Investors.  Any Person that acquires Registrable Securities in accordance with Section 3.1 may become a party to this Agreement (if not already a party) by executing and delivering a joinder agreement so specifying or by executing and delivering an

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additional counterpart signature page to this Agreement, and thereafter such Person shall be deemed an “Investor” for all purposes hereunder.

3.14         Acknowledgment.  The Company acknowledges that the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company.  Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.

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IN WITNESS WHEREOF, the Company, by the duly authorized officer named below, has executed this Registration Rights Agreement as of the date first set forth above.

ULURU INC.

By:	/s/ Kerry P. Gray
Name: Kerry P. Gray
Title: President and CEO

Address:	4452 Beltway Drive
Addison, TX 75001

Fax:	214-905-5130

E-Mail Address:	kgray@uluruinc.com

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IN WITNESS WHEREOF, the Investors have executed this Registration Rights Agreement as of the date first set forth above.

INVESTOR:

Sign here:	/s/ Michael Sacks

Print full legal name here:	Michael I. Sacks

Address:	312 Park Manor, Corlett Drive

Illovo, 2196, South Africa

With copies to:

Bradley Sacks at 650 Park Avenue, Apartment 7F
New York, NY 10065
Fax:	+1-646-807-4617

E-Mail Address:	mottysacks@yahoo.com with copies to
bradsacks@centriccapital.com

INVESTOR:

Sign here:	/s/ Elliot Goodman /s/ Valerie Dagnaud

Print full legal name here:	Clermont Corporate Services Limited as
Trustee of The Punch Trust

Address:	PO Box 905

Road Town, Tortola, British Virgin Islands

Fax:	+ 41 22 718 7819

E-Mail Address:	admin@clermonttrust.com

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